77B Internal Control Letter

Report of Independent Auditors

To the Shareholders and
Board of Trustees of Liberty Acorn Trust

In planning and performing our audit of the financial statements of Liberty Acorn Fund, Liberty Acorn International, Liberty Acorn
USA, Liberty Acorn Twenty and Liberty Acorn Foreign Forty portfolios, comprising the Liberty Acorn Trust, for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Liberty Acorn Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management and the Board of Trustees of Liberty Acorn Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


					/s/ Ernst & Young LLP

Chicago, Illinois
February 8, 2002

77C Matters submitted to a vote of security holders

Liberty Acorn Trust

SPECIAL NOTICE

At a special meeting held on October 24, 2001, shareholders of each of the Funds voted to approve an investment advisory agreement between the Trust and Liberty Wanger Asset Management, L.P. (WAM). The record date share position of each Fund and the total share position voted of each Fund were respectively:

Liberty Acorn Fund            257,154,592.868 and 177,213,483.177;
Liberty Acorn International    99,332,984.985 and 65,031,604.813;
Liberty Acorn USA              16,082,590.448 and 8,832,581.890;
Liberty Acorn Twenty            6,261,947.183 and 4,209,847.189;
Liberty Acorn Foreign Forty     5,256,028.813 and 3,733,482.950.

The outcome of the votes were as follows:

Approval of Investment Advisory Agreement.

                                   FOR             AGAINST       ABSTAIN
Liberty Acorn Fund           168,252,001.736   5,596,029.337  3,365,452.104
Liberty Acorn International   61,754,289.201   2,158,972.223  1,118,343.389
Liberty Acorn USA              8,524,546.546     200,383.680    107,651.664
Liberty Acorn Twenty           4,026,722.802     136,197.223     46,927.164
Liberty Acorn Foreign Forty    3,581,915.152     121,372.940     30,194.858

77Q-1 Exhibits


                          INVESTMENT ADVISORY AGREEMENT

Liberty Acorn Trust, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company ("Liberty Acorn"), and Liberty Wanger Asset Management, L.P., a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser ("Liberty WAM"), agree that:

1. Engagement of Liberty WAM. Liberty Acorn appoints Liberty WAM to furnish investment advisory and other services to Liberty Acorn for its series designated Liberty Acorn Fund, Liberty Acorn International, Liberty Acorn USA, Liberty Acorn Twenty and Liberty Acorn Foreign Forty (each, a "Fund," and collectively, the "Funds")), and Liberty WAM accepts that appointment, for the period and on the terms set forth in this agreement.

If Liberty Acorn establishes one or more series in addition to the Funds named above with respect to which it desires to retain Liberty WAM as investment adviser hereunder, and if Liberty WAM is willing to provide such services under this agreement, Liberty Acorn and Liberty WAM may add such new series to this agreement, by written supplement to this agreement. Such supplement shall include a schedule of compensation to be paid to Liberty WAM by Liberty Acorn with respect to such series and such other modifications of the terms of this agreement with respect to such series as Liberty Acorn and Liberty WAM may agree. Upon execution of such a supplement by Liberty Acorn and Liberty WAM, that series will become a Fund hereunder and shall be subject to the provisions of this agreement to the same extent as the Funds named above, except as modified by the supplement.

2. Services of Liberty WAM.

(a) Investment Management. Subject to the overall supervision and control of Liberty Acorn's board of trustees (the "Board"), Liberty WAM shall have supervisory responsibility for the general management and investment of the Funds' assets. Liberty WAM shall comply with the 1940 Act and with all applicable rules and regulations of the Securities and Exchange Commission, the provisions of the Internal Revenue Code applicable to the Funds as regulated investment companies, the investment policies and restrictions, portfolio transaction policies and the other statements concerning the Funds in Liberty Acorn's agreement and declaration of trust, bylaws, and registration statements under the 1940 Act and the Securities Act of 1933 (the "1933 Act"), and policy decisions and procedures adopted by the Board from time to time.

Liberty WAM is authorized to make the decisions to buy and sell securities and other assets for the Funds, to place the Funds' portfolio transactions with broker-dealers, and to negotiate the terms of such transactions including brokerage commissions on brokerage transactions, on behalf of the Funds. Liberty WAM is authorized to exercise discretion within the Funds' policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees. Liberty Acorn hereby authorizes any entity or person associated with Liberty WAM that is a member of a national securities exchange to effect any transaction on the exchange for the account of a Fund to the extent permitted by and in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder. Liberty Acorn hereby consents to the retention by such entity or person of compensation for such transactions in accordance with Rule 11a-2(T)(a)(iv).

Liberty WAM may, where it deems it to be advisable, aggregate orders with other securities of the same type to be sold or purchased by one or more Funds with like orders on behalf of other clients of Liberty WAM (as well as clients of other investment advisers affiliated with Liberty WAM, in the event that Liberty WAM and such affiliated investment advisers share common trading facilities). In such event, Liberty WAM (or Liberty WAM and its affiliated advisers, as the case may be) will allocate the shares so sold or purchased, as well as the expenses incurred in the transaction, in a manner it (or it and they) consider to be equitable and fair and consistent with its (or its or their) fiduciary obligations to clients.

 (b) Reports and Information. Liberty WAM shall furnish to the Board periodic reports on the investment strategy and performance of the Funds and such additional reports and information as the Board or the officers of Liberty Acorn may reasonably request. Liberty Acorn shall furnish or otherwise make available to Liberty WAM such copies of financial statements, proxy statements, reports, and other information relating to the business and affairs of each Fund as Liberty WAM may, at any time or from time to time, reasonably require in order to discharge its obligations under this agreement.

(c) Customers of Financial Institutions. It is understood that Liberty WAM may, but shall not be obligated to, make payments from its own resources to financial institutions (which may include banks, broker-dealers, recordkeepers, administrators and others) that provide, either directly or through agents, administrative and other services with respect to shareholders who are customers of such institutions, including establishing shareholder accounts, assisting Liberty Acorn's transfer agent with respect to recording purchase and redemption transactions, advising shareholders about the status of their accounts, current yield and dividends declared and such related services as the shareholders or the Funds may request.

(d) Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Liberty WAM agrees to maintain records relating to its services under this agreement, and further agrees that all records that it maintains for Liberty Acorn are the property of Liberty Acorn and to surrender promptly to Liberty Acorn any of such records upon Liberty Acorn's request; provided that Liberty WAM may at its own expense make and retain copies of any such records. Liberty WAM further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

(e) Status of Liberty WAM. Liberty WAM shall for all purposes herein be deemed to be an independent contractor and not an agent of Liberty Acorn and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Liberty Acorn in any way. Liberty WAM agrees to notify the Trust promptly of any change in the identity of Liberty WAM's general partner.

3. Administrative Services. Liberty WAM shall supervise the business and affairs of Liberty Acorn and each Fund and shall provide such services and facilities as may be required for effective administration of Liberty Acorn and the Funds as are not provided by employees or other agents engaged by Liberty Acorn; provided that Liberty WAM shall not have any obligation to provide under this agreement any such services which are the subject of a separate agreement or arrangement between Liberty Acorn and Liberty WAM, any affiliate of Liberty WAM, or any third party administrator.

4. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Liberty WAM under this agreement, Liberty WAM may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Liberty WAM, provided that Liberty WAM shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Liberty WAM or such parties.

5. Expenses to be Paid by Liberty Acorn. Except as otherwise provided in this agreement or any other contract to which Liberty Acorn is a party, Liberty Acorn shall pay all expenses incidental to its organization, operations and business, including, without limitation:

(a) all charges of depositories, custodians, sub-custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any;

(b) all charges of its administrator, if any;

(c) all charges of legal counsel and of independent auditors;

(d) all compensation of trustees other than those affiliated with Liberty WAM or Liberty Acorn's administrator, if any, and all expenses incurred in connection with their services to Liberty Acorn;

(e) all expenses of preparing, printing and distributing notices, proxy solicitation materials and reports to shareholders of the Funds;

(f) all expenses of meetings of shareholders of the Funds;

(g) all expenses of registering and maintaining the registration of Liberty Acorn under the 1940 Act and of shares of the Funds under the 1933 Act, including all expenses of preparation, filing and printing of annual or more frequent revisions of the Funds' registration statements under the 1940 Act and 1933 Act, and of supplying each then existing shareholder or beneficial owner of shares of the Funds of a copy of each revised prospectus or supplement thereto, and of supplying a copy of the statement of additional information upon request to any then existing shareholder;

(h) all costs of borrowing money;

(i) all expenses of publication of notices and reports to shareholders and to governmental bodies or regulatory agencies;

(j) all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign, and all stamp or other taxes;

(k)  all expenses of printing and mailing certificates for shares of a Fund;

(l) all expenses of bond and insurance coverage required by law or deemed advisable by the Board;

(m) all expenses of qualifying and maintaining qualification of, or providing appropriate notification of intention to sell relating to, shares of the Funds under the securities laws of the various states and other jurisdictions, and of registration and qualification of Liberty Acorn under any other laws applicable to Liberty Acorn or its business activities;

(n) all fees, dues and other expenses related to membership of Liberty Acorn in any trade association or other investment company organization; and

(o) any extraordinary expenses.

In addition to the payment of expenses, Liberty Acorn shall also pay all brokers' commissions and other charges relating to the purchase and sale of portfolio securities for each Fund.

6. Allocation of Expenses Paid by Liberty Acorn. Any expenses paid by Liberty Acorn that are attributable solely to the organization, operation or business of a Fund or Funds shall be paid solely out of the assets of that Fund or Funds. Any expense paid by Liberty Acorn that is not solely attributable to a Fund or Funds, nor solely to any other series of Liberty Acorn, shall be apportioned in such manner as Liberty Acorn or Liberty Acorn's administrator determines is fair and appropriate, or as otherwise specified by the Board.

7. Expenses to be Paid by Liberty WAM. Liberty WAM shall furnish to Liberty Acorn, at Liberty WAM's own expense, office space and all necessary office facilities, equipment and personnel required to provide its services pursuant to this agreement. Liberty WAM shall also assume and pay all expenses of placement of securities orders and related bookkeeping.

8. Compensation of Liberty WAM. For the services to be rendered and the expenses to be assumed and to be paid by Liberty WAM under this agreement, Liberty Acorn on behalf of the respective Funds shall pay to Liberty WAM fees accrued daily and paid monthly at the annual rates (as a percentage of the Fund's net assets) shown below:

Liberty Acorn Fund

    Assets                                                          Rate of Fee

    First $700 million                                                  0.75%
    $700 million to $2 billion                                          0.70%
    In excess of $2 billion                                             0.65%

Liberty Acorn International

    Assets                                                          Rate of Fee

    First $100 million                                                 1.20%
    $100 million to $500 million                                       0.95%
    In excess of $500 million                                          0.75%

Liberty Acorn USA

    Assets                                                         Rate of Fee

    First $200 million                                                  0.95%
    In excess of $200 million                                           0.90%

Liberty Acorn Twenty

    All Assets                                                          0.90%

Liberty Acorn Foreign Forty

    All Assets                                                          0.95%

The fees attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

9. Services of Liberty WAM Not Exclusive. The services of Liberty WAM to Liberty Acorn under this agreement are not exclusive, and Liberty WAM shall be free to render similar services to others so long as its services under this agreement are not impaired by such other activities.

10. Services Other Than as Adviser. Within the limits permitted by law, Liberty WAM or an affiliate of Liberty WAM may receive compensation from Liberty Acorn for other services performed by it for Liberty Acorn which are not within the scope of the duties of Liberty WAM under this agreement, including the provision of brokerage services.

11. Standard of Care. To the extent permitted by applicable law, neither Liberty WAM nor any of its partners, officers, agents, employees or affiliates shall be liable to Liberty Acorn or its shareholders for any loss suffered by Liberty Acorn or its shareholders as a result of any error of judgment, or any loss arising out of any investment, or as a consequence of any other act or omission of Liberty WAM or any of its affiliates in the performance of Liberty WAM's duties under this agreement, except for liability resulting from willful misfeasance, bad faith or gross negligence on the part of Liberty WAM or such affiliate, or by reason of reckless disregard by Liberty WAM or such affiliate of the obligations and duties of Liberty WAM under this agreement.

12. Effective Date, Duration and Renewal. This agreement shall become effective on November 1, 2001. Unless terminated as provided in Section 13, this agreement shall continue in effect as to a Fund until July 31, 2003 and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those trustees who are not interested persons of Liberty Acorn or of Liberty WAM, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board or vote of the holders of a "majority of the outstanding shares" of that Fund (which term as used throughout this agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

13. Termination. This agreement may be terminated as to a Fund at any time, without payment of any penalty, by the Board, or by a vote of the holders of a majority of the outstanding shares of that Fund, upon 60 days' written notice to Liberty WAM. This agreement may be terminated by Liberty WAM at any time upon 60 days' written notice to Liberty Acorn. This agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

14.  Amendment.  This agreement may be amended in accordance with the 1940 Act.

15. Non-Liability of Trustees and Shareholders. A copy of the declaration of trust of Liberty Acorn is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of Liberty Acorn by its officers as officers and not individually. All obligations of Liberty Acorn hereunder shall be binding only upon the assets of Liberty Acorn (or the appropriate Fund) and shall not be binding upon any trustee, officer, employee, agent or shareholder of Liberty Acorn. Neither the authorization of any action by the trustees or shareholders of Liberty Acorn nor the execution of this agreement on behalf of Liberty Acorn shall impose any liability upon any trustee, officer or shareholder of Liberty Acorn.

16. Use of Manager's Name. Liberty Acorn may use the name "Liberty" or any other name derived from the name "Liberty" only for so long as this agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization that shall remain affiliated with Liberty Financial Companies, Inc. and shall have succeeded to the business of Liberty WAM as investment adviser. At such time as this agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, Liberty Acorn will (by amendment of its agreement and declaration of trust if necessary) cease to use any name derived from the name "Liberty" or otherwise connected with Liberty WAM, or with any organization that shall have succeeded to Liberty WAM's business as investment adviser.

17. Notices. Any notice, demand, change of address or other communication to be given in connection with this agreement shall be given in writing and shall be given by personal delivery, by registered or certified mail or by transmittal by facsimile or other electronic medium addressed to the recipient as follows (or at such other address or addresses as a party may provide to the other from time to time, by notice):

If to Liberty WAM:                                  Liberty Wanger Asset
                                                    Management, L.P.
                                                    Attention: Bruce H. Lauer
                                                    227 West Monroe Street,
                                                    Suite 3000
                                                    Chicago, Illinois 60606
                                                    Telephone: 312 634-9200
                                                    Facsimile: 312 634-0016

                                                    with a copy to:

If to Liberty Acorn:                                Liberty Acorn Trust
                                                    227 West Monroe Street,
                                                    Suite 3000
                                                    Chicago, Illinois 60606
                                                    Telephone: 312 634-9200
                                                    Facsimile: 312 634-1919

                                                    with a copy to:

                                                    Bell, Boyd & Lloyd LLC
                                                    Attention: Cameron S. Avery
                                                    Three First National Plaza,
                                                    Suite 3300
                                                    Chicago, Illinois 60602
                                                    Telephone: 312/372-1121
                                                    Facsimile: 312/372-2098

All notices shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, on the fifth business day following the deposit thereof in the mail and, if given by facsimile or other electronic medium, on the day of transmittal thereof (upon electronic confirmation of receipt thereof).

18. Governing Law. This agreement shall be construed and interpreted in accordance with the laws of the State of Illinois and the laws of the United States of America applicable to contracts executed and to be performed therein.

Dated as of November 1, 2001

                                                     LIBERTY ACORN TRUST

                                           By:
                                        -------------------------------------
                                          Name:
                                          Title:


                                               LIBERTY WANGER ASSET
                                               MANAGEMENT, L.P.
                                   By WAM Acquisition GP, Inc.
                                   Its  General Partner


                                   By:________________________________________
























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